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For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:

A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
FRIDAY, JANUARY 20, 2012

OLD REPUBLIC REPORTS NORTH CAROLINA DEPARTMENT OF
INSURANCE ISSUES AN ORDER OF SUPERVISION TO
FLAGSHIP MORTGAGE GUARANTY SUBSIDIARY

CHICAGO – January 20, 2012 - Old Republic International Corporation (NYSE: ORI), today announced that its subsidiary, Republic Mortgage Insurance Company (“RMIC”) has been ordered into supervision by the North Carolina Department of Insurance (“NCDOI”). Pursuant to the Order of Supervision, RMIC is to reduce the cash payment on all claims paid after January 19, 2012, by 50 percent for an initial period not to exceed one year. The remaining 50 percent will be included in the statutory capital of RMIC to be paid at a future date as and when necessary funds are available. While the Order remains in effect, the run-off of the business in these circumstances renders a collateral event of default with respect to ORI’s existing debt obligations less likely due to any future impairment of the regulatory capital and concomitant receivership of RMIC.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation’s 50 largest publicly held insurance organizations, Old Republic has assets of approximately $16.0 billion and common shareholders’ equity of nearly $3.8 billion or $14.98 per share.  Its current stock market valuation is approximately $2.4 billion or $9.27 per share.

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Old Republic International visit www.oldrepublic.com.